EXHIBIT 99.1

Platform Specialty Products Corporation Announces Closing of the Acquisition of Alent plc

- Highly complementary to Platform's existing Performance Applications segment
- Attractive growth prospects, high cash flow margin, proven financial track record and strong customer relationships

WEST PALM BEACH, December 1, 2015 -- Platform Specialty Products Corporation (NYSE:PAH) ("Platform"), a global diversified specialty chemicals company, announced today that the scheme of arrangement with Alent plc ("Alent"), dated August 17, 2015, including the terms and conditions of Platform's previously-announced recommended offer to acquire all the issued and to be issued shares of Alent (the "Alent Acquisition") has become effective.

As a result, MacDermid Performance Acquisitions Limited, a wholly-owned subsidiary of Platform, has become the owner of all of the shares of Alent. The listing of Alent, and the admission to trading of Alent's shares on the London Stock Exchange, are expected to be cancelled on December 2, 2015.

"We are excited to welcome Alent to the Platform family," said Scot Benson, President of Platform's Performance Applications segment. "This transaction propels us into a new chapter for the business. Alent's talent and resources will enhance our flexibility and expertise to develop new and improved products and capabilities. This acquisition will augment our ability to support our customers through innovation and technical support."

As part of the consideration for the Alent Acquisition, Platform will issue approximately 18.4 million shares of Platform common stock to shareholders of Alent, including Cevian Capital II Master Fund LP, Alent's largest shareholder. These new Platform shares are expected to be listed on the New York Stock Exchange on December 2, 2015. Settlement of the cash consideration of approximately $1.9 billion is expected to occur by December 7, 2015.

This transaction will mark Platform's third acquisition within the Performance Applications operating segment after its acquisitions of MacDermid, Incorporated ("MacDermid") in October 2013 and the Electronic Chemicals and Photomasks businesses of OM Group, Inc. (the "OM businesses") in October 2015.

Chief Operating Officer Benjamin Gliklich added, "The acquisition of Alent is another milestone on our path to build a leading, global diversified specialty chemicals company. Alent fits our criteria for 'asset-lite, high-touch' businesses perfectly. This is a great business that we are very excited to bring into the fold."

The closing of this transaction will prompt the launch of MacDermid Performance Solutions, a division of Platform that will combine the original MacDermid's operations with businesses from Alent (Enthone and Alpha Assembly Materials) and the recently acquired OM Businesses. The new entity will pool the experience and resources of each company and unify sales strategies in order to improve processes, drive innovation and deliver best-in-class products and services at every stage of the supply chain. Platform believes that combining these highly complementary companies will provide an opportunity to unlock substantial value through the realization of material costs synergies and sales growth opportunities.

In connection with the Alent Acquisition, Platform will amend its credit agreement in order to (i) borrow approximately $1.045 billion (less original issue discount of 2%) through the establishment of a new tranche of dollar denominated term loans and approximately €300 million (less original issue discount of 2%) through the establishment of a new tranche of euro denominated term loans, and (ii) increase its existing revolving credit facility from $325 million to $500 million. Platform will also fund a portion of the cash consideration for the Alent Acquisition with borrowings under its revolving credit facility. Certain newly acquired and existing domestic subsidiaries of Platform became (or will become) guarantors and pledged (or will pledge) collateral under the credit agreement in connection with this amendment.

Credit Suisse was acting as financial adviser and had committed financing to Platform, with Slaughter and May acting as lead U.K. legal adviser and Paul, Weiss, Rifkind, Wharton & Garrison LLP acting as U.S. legal adviser.

About Alent

Alent is a leading global supplier of advanced surface treatment plating chemicals and electronics assembly materials. Its principal end-market is global electronics production, which accounts for approximately three-quarters of net sales value with the automotive and industrial end-markets comprising the balance.

About Platform

Platform is a global, diversified producer of high-technology specialty chemicals and a provider of technical services. The business involves the formulation of a broad range of solutions-oriented specialty chemicals, which are sold into multiple industries, including agrochemical, animal health, electronics, graphic arts, plating, and offshore oil production and drilling. More information on Platform is available at www.platformspecialtyproducts.com.

Forward-looking Statements

This press release contains forward-looking statements, including, but not limited to, statements regarding Platform's ability to successfully integrate and obtain the anticipated results and synergies from its consummated and future acquisitions, including the Alent Acquisition. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, market and other general economic conditions, Platform's perception of future availability of equity or debt financing needed to fund its growing business, Platform's ability to identify, hire and retain executives and other employees with sufficient expertise, Platform's assessment of its internal control over financial reporting, the impact of commodities and currencies and Platform's ability to manage its risk in these areas, future capital expenditures, indebtedness, leverage, dividend policy, and the risk factors set forth in the periodic reports and other documents filed by Platform with the Securities and Exchange Commission, including Platform's annual report on Form 10-K for the fiscal year ended December 31, 2014 and quarterly reports on Form 10-Q for the fiscal quarters ended June 30, 2015 and September 30, 2015. These forward-looking statements are made as of the date of this press release and Platform assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ from those projected in such forward-looking statements.

CONTACT: Investor Relations Contact:

Carey Dorman
         Associate Director – Corporate Development & IR
         Platform Specialty Products Corporation
         1-561-406-8465

         Media Contacts:

         Liz Cohen
         Weber Shandwick
         1-212-445-8044

         Kelly Clausen
         Weber Shandwick
         1-212-445-8368